UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2009

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12010 Sunset Hills Road
Reston, VA	20190
(Address of Principal	(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into Material Definitive Agreement.

On December 1, 2009, TerreStar Corporation (“Company”) entered into a Master Supply Agreement (“Supply Agreement”) with Elektrobit Inc., a subsidiary of Elektrobit Corporation (collectively “EB”).  Under the Supply Agreement, EB will provide manufacturing services, forward and reverse logistics, and after market services support for certain satellite-terrestrial smartphones.  EB has sub-contracted for certain of these services with Flextronics.  The initial term of the Supply Agreement is for a period of two years and shall be automatically extended for consecutive one-year periods unless either party provides written notice to the other party not to renew at least six months prior to the end of the original initial term period or any subsequent one-year renewal period.  While there is no volume commitment from TerreStar in the Supply Agreement, pricing and other terms are adjusted based on volume.  The Supply Agreement also contains certain intellectual property licensing arrangements, warranty provisions and cross-indemnification agreements.

The description of the terms of the Supply Agreement contained in this Item 1.01 is a summary and does not purport to be complete, and is qualified in its entirety by reference to the terms of the Supply Agreement, which will be filed as an exhibit to the Company’s next periodic report.

Item 7.01.     Regulation FD Disclosure

The Company, EB and Flextronics issued a press release, dated December 2, 2009, which is attached hereto as Exhibit 99.1. This exhibit is furnished, not filed, pursuant to Regulation FD.

Item 9.01.     Exhibits

(d)   Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release dated December 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

By:	/s/ Douglas Brandon
Douglas Brandon
General Counsel & Secretary

Date:  December 2, 2009